Exhibit 10.6
MASTER TERMS AND CONDITIONS FOR CONVERTIBLE BOND HEDGING TRANSACTIONS
BETWEEN WACHOVIA BANK, NATIONAL ASSOCIATION AND PHH CORPORATION
          The purpose of this Master Terms and Conditions for Convertible Bond Hedging Transactions (this “Master Confirmation”), dated as of March 27, 2008, is to set forth certain terms and conditions for convertible bond hedging transactions to be entered into between Wachovia Bank, National Association (“Dealer”), acting through the agency of Wachovia Capital Markets, LLC (the “Agent”), and PHH Corporation (“Counterparty”). Each such transaction (a “Transaction”) entered into between Dealer and Counterparty that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Counterparty and Dealer mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitute a “Confirmation” as referred to in the Agreement specified below.
          This Master Confirmation and a Confirmation evidence a complete binding agreement between you and us as to the terms of the Transaction to which this Master Confirmation and such Confirmation relates. This Master Confirmation and each Confirmation hereunder shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) as if we had executed an agreement in such form on the Trade Date of the first such Transaction (but without any Schedule except for the election of (i) the laws of the State of New York as the governing law and (ii) United States dollars as the Termination Currency) between Dealer and Counterparty, and such agreement shall be considered the “Agreement” hereunder.
          The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Master Confirmation. For the purposes of the Definitions, each reference herein or in any Confirmation hereunder to a Unit shall be deemed to be a reference to a Call Option or an Option, as context requires.
          THIS MASTER CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
          The Transactions under this Master Confirmation shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions under this Master Confirmation and the Agreement shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
          1. In the event of any inconsistency between this Master Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Master Confirmation will control for the purpose of the Transaction to which a Confirmation relates. In the event of any inconsistency between the Definitions, the Agreement and this Master Confirmation, on the one hand, and a Confirmation, on the other hand, the Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Confirmation relating to such Transaction.

          2. Each party will make each payment specified in this Master Confirmation or a Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.
          3. Confirmations and General Terms:
          This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Counterparty and Dealer with respect to such Transaction.
          Each Transaction to which a Confirmation relates is a Convertible Bond Hedging Transaction, which shall be considered a Share Option Transaction for purposes of the Definitions, and shall have the following terms:

Trade Date:	As set forth in the Confirmation for such Transaction

Effective Date:	As set forth in the Confirmation for such Transaction

Option Type:	Call

Option Style:	Modified American (as described below)

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD 0.0001 per share (Ticker Symbol: “PHH”).

Convertible Notes:	As set forth in the Confirmation for such Transaction

Indenture:	As set forth in the Confirmation for such Transaction

Number of Units:	As set forth in the Confirmation for such Transaction.

Unit Entitlement:	As set forth in the Confirmation for such Transaction

Strike Price:	As set forth in the Confirmation for such Transaction

Applicable Percentage:	As set forth in the Confirmation for such Transaction

Number of Shares:	As set forth in the Confirmation for such Transaction

Premium:	As set forth in the Confirmation for such Transaction

Premium Payment Date:	As set forth in the Confirmation for such Transaction

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Calculation Agent:	Dealer.
          4. Procedure for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, of Convertible Notes, subject to the provisions of Section

11(e)(ii) hereof; provided that in no event shall a Conversion Date be deemed to occur hereunder (and no exercise of any Units shall occur) with respect to Convertible Notes as to which Counterparty makes the election to designate a financial institution as described in Section 5.17 of the Indenture, and such financial institution accepts such Convertible Notes (regardless of whether such financial institution delivers any required amounts due upon exchange, or whether such Convertible Notes are resubmitted to Counterparty for conversion following a failure by such financial institution to deliver amounts due upon exchange or otherwise), unless on or prior to the fifth Exchange Business Day following such acceptance, such financial institution informs Counterparty that it will not honor such exchange and Counterparty shall be obligated, pursuant to the Indenture, to deliver the amounts due upon conversion, in which case such Conversion Date shall be a Conversion Date hereunder upon the Counterparty’s delivery of a Notice of Exercise as described below (but with the Notice Deadline being, for this purpose, such fifth Exchange Business Day) and the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwind of any hedge position).

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Units equal to the number of Convertible Notes in denominations of USD1,000 principal amount satisfying all of the requirements for conversion on such Conversion Date in accordance with the terms of the Indenture shall be automatically exercised, subject to “Notice of Exercise” below.

Expiration Date:	As set forth in the Confirmation for such Transaction

Multiple Exercise:	Applicable, as provided above under “Required Exercise on Conversion Dates”.

Minimum Number of Units:	Zero

Maximum Number of Units:	Number of Units

Integral Multiple:	Not Applicable

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Notice of Exercise:	Notwithstanding anything to the contrary in the Definitions, in order to exercise any Units, Counterparty must notify Seller in writing prior to 5:00 PM, New York City time, on the Scheduled Trading Day prior to the first day of the “Observation Period”, as defined in the Indenture, relating to the Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date (the “Notice Deadline”) of (i) the number of Units being exercised on such Exercise

Date, (ii) the scheduled settlement date under the Indenture for the Convertible Notes converted on the Conversion Date corresponding to such Exercise Date and (iii) the “Cash Percentage” (as such term is defined in the Indenture) for the Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date; provided that if the Conversion Date for such Units occurs on or after the 65th Scheduled Trading Day (as defined in the Indenture) immediately preceding the Expiration Date, the Notice Deadline solely with respect to the information described in clause (i) and clause (ii) above shall be 5:00 PM, New York City time, on the Scheduled Trading Day (as defined in the Indenture) immediately preceding the Expiration Date (it being understood and agreed that Counterparty shall, subject to the immediately succeeding paragraph, be required to notify Dealer in writing prior to 5:00 PM, New York City time, on the Scheduled Trading Day prior to the first day of the relevant “Observation Period” of the information described in clause (iii) above); provided, further, that, notwithstanding the foregoing (except in the case of an Observation Period that commences on or after the 65th Scheduled Trading Day immediately preceding the Expiration Date), such notice shall be effective so long the notice is given after the Notice Deadline but prior to 5:00 PM (New York City time) on the fifth Exchange Business Day of such “Observation Period”, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of its not having received such notice prior to the Notice Deadline.

Notwithstanding anything to the contrary in the Indenture or the Notice of Exercise, for purposes of the Transactions hereunder, Counterparty shall be deemed to have designated a “Cash Percentage” (as such term is defined in the Indenture) for the Convertible Notes pursuant to clause (iii) above equal to 100%, unless on the date of its election of something other than “Cash Percentage” under the Indenture equal to 100%, Counterparty shall represent to Dealer that, as of such date, (i) it is not in possession of any material non-public information with respect to itself or the Shares and (ii) it has obtained the requisite shareholder vote for the issuance of any Shares in settlement of such Convertible Notes pursuant to the Indenture.
          5. Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the Shares to be delivered under the Convertible Notes converted on such Conversion Date under the terms of the Indenture; provided that the Settlement Date will not be prior to the date one Settlement Cycle following the final day of the “Observation Period”, as defined in the Indenture.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date, Seller will deliver to Counterparty, on the related Settlement Date, the product of the Applicable Percentage and a number of Shares and/or amount of cash in USD equal to the aggregate number of Shares and/or amount of cash in USD that Counterparty is obligated to deliver to the holder(s) of the Convertible Notes converted on such Conversion Date pursuant to the Net Share Provision of the Indenture (the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares (or cash) that Counterparty is obligated to deliver to holder(s) of the Convertible Notes as a result of any adjustments to the Conversion Rate pursuant to the Excluded Provisions of the Indenture and the Seller shall have no delivery obligation hereunder with respect to the “Daily Principal Return” (as defined in the Indenture). For the avoidance of doubt, if the aggregate “Daily Conversion Value” (as defined in the Indenture) in respect of each USD1,000 principal amount of Convertible Notes is less than or equal to USD1,000, Seller will have no delivery obligation hereunder.

Net Share Provision:	As set forth in the Confirmation for such Transaction.

Excluded Provisions:	As set forth in the Confirmation for such Transaction.

Notice of Delivery Obligation:	No later than the Scheduled Trading Day immediately following the last day of the “Observation Period”, as defined in the Indenture, Counterparty shall give Seller notice of the final number of Shares and/or amount of cash comprising the Convertible Obligation; provided, that with respect to any Exercise Date occurring on or after the 65th Scheduled Trading Day (as defined in the Indenture) immediately preceding the Expiration Date, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or the amount of cash comprising the Convertible Obligation for all Exercise Dates occurring on or after such Scheduled Trading Day (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Other Applicable Provisions:	To the extent Seller is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Definitions will be applicable as if Physical Settlement were applicable to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares. In addition, notwithstanding anything to the contrary in the Equity Definitions, Seller may, in whole or in part, deliver Shares in certificated form representing the Delivery Obligation to Counterparty in lieu of delivery through the Clearance System.
          6. Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Definitions, upon the occurrence of any event or condition set forth in the Dilution Provisions of the Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Strike Price, Number of Units, the Unit Entitlement and any other variable relevant to the exercise, settlement or payment of such Transaction, to the extent an analogous adjustment is made under the Indenture. For the avoidance of doubt, in no event shall there be any adjustment hereunder as a result of an adjustment to the “Conversion Rate” (as defined in the Indenture) pursuant to the Excluded Provisions.
          7. Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the Merger Provision of the Indenture.

Immediately upon the occurrence of any Merger Event, Counterparty shall notify the Calculation Agent of such Merger Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Notes in respect of such Merger Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall promptly (but in any event prior to the Merger Date) notify the Calculation Agent of the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election or if no holders of Shares affirmatively make such an election, the types and amount of consideration actually received by such holders.

Tender Offer:	Applicable. Notwithstanding Section 12.1(d) of the Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in the Tender Offer Provision of the Indenture.

Consequences of Merger Events and Tender Offers:	Notwithstanding Sections 12.2 and 12.3 of the Definitions, upon the occurrence of a Merger Event or Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Units, the Unit Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture; provided that (i) such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in the Excluded Provisions of the Indenture; and (ii) if such adjustment would (but for this clause (ii)) result in the Shares including (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, no such adjustment shall be made and instead such Merger Event or Tender Offer shall be an Additional Termination Event with respect to which (1) the Transaction is the sole Affected Transaction and (2) Counterparty shall be the sole Affected Party.

Dilution Provisions:	As set forth in the Confirmation for such Transaction.

Merger Provision:	As set forth in the Confirmation for such Transaction.

Tender Offer Provision:	As set forth in the Confirmation for such Transaction.

Make-Whole Provisions:	As set forth in the Confirmation for such Transaction.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination). In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed or re-traded on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed or re-traded on any such exchange, such exchange shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Modified Calculation Agent Adjustment were applicable to such event.
          8. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Determining Party	For all applicable Additional Disruption Events, Dealer.
          9. Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable
          10. Representations, Warranties and Agreements:
          (a) In connection with this Master Confirmation, each Confirmation, each Transaction to which a Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:
     (i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”); and
     (ii) it is an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.
          (b) Counterparty hereby repeats the representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of March 27, 2008 between, among others, Counterparty and Dealer as a representative of the Initial Purchasers (as defined in the Purchase Agreement), and, in addition, represents and warrants to, and agrees with, Dealer on the Trade Date of each Transaction that:
     (i) its financial condition is such that it has no need for liquidity with respect to its investment in such Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;
     (ii) its investments in and liabilities in respect of such Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such Transaction, including the loss of its entire investment in such Transaction;
     (iii) it understands that Dealer has no obligation or intention to register such Transaction under the Securities Act or any state securities law or other applicable federal securities law;
     (iv) it understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency;

     (v) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;
     (vi) it is not on the date hereof, in possession of material non-public information with respect to Counterparty or the Shares;
     (vii) it is not entering into any Transaction to create, and will not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);
     (viii) it is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the sixth Scheduled Trading Day immediately following the Trade Date, engage in any such distribution;
     (ix) on the Trade Date (A) its assets at their fair valuation exceed its liabilities, including contingent liabilities, (B) its capital is adequate to conduct its business and (C) it has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;
     (x) such Transaction, any repurchase of the Shares by Counterparty in connection with such Transaction and the issuance of Convertible Notes with respect to such Transaction were approved by its board of directors and publicly announced, solely for the purposes stated in such board resolution and public disclosure;
     (xi) there is no internal policy, whether written or oral, of Counterparty that would prohibit it from entering into any aspect of such Transaction, including, but not limited to, the purchases of Shares to be made pursuant thereto;
     (xii) it is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;
     (xiii) without limiting the generality of Section 13.1 of the Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, Issue No. 01-6, Issue No. 03-6 (or any successor issue statements) or Issue No. 07-5 or under FASB’s Liabilities & Equity Project; and
     (xiv) without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
          (c) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date for each Transaction hereunder and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement with respect to such Transaction.
          11. Miscellaneous:

          (a) Early Termination. The parties agree that Second Method and Loss will apply to each Transaction under this Master Confirmation as such terms are defined under the 1992 ISDA Master Agreement (Multicurrency—Cross Border).
          (b) Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events. If, Dealer owes Counterparty any amount in connection with a Transaction hereunder pursuant to Section 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an (x) Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Dealer Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Dealer Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable (“Notice of Dealer Termination Delivery”); provided that (i) if Counterparty does not validly request Dealer to satisfy its Dealer Payment Obligation by Termination Delivery Units, Dealer shall have the right, in its sole discretion, to satisfy its Dealer Payment Obligation by Termination Delivery Units, notwithstanding Counterparty’s election to the contrary and (ii) Counterparty shall not have the right, notwithstanding any notice to the contrary, to request Dealer to satisfy its Dealer Payment Obligation by Termination Delivery Units unless on the date of any such notice, Counterparty represents to Dealer that, as of such date, it is not in possession of any material non-public information with respect to itself or the Shares. Within a commercially reasonable period of time following receipt of a Notice of Dealer Termination Delivery, Dealer shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Dealer Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation).
“Termination Delivery Unit” means (i) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency or Nationalization), one Share or (ii) in the case of an Insolvency or Nationalization, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency or Nationalization. If a Termination Delivery Unit consists of property other than cash and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date or the date of such Termination Event, Event of Default or an Additional Disruption Event, as the case may be, that it elects to have Dealer deliver cash in lieu of such other property, the Calculation Agent will replace such property with cash as a component of a Termination Delivery Unit in such amount, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency or Nationalization involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.
          (c) Set-Off and Netting. Neither party under any circumstances shall have the right to set off or net any obligation that it may have to the other party under this Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Master Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.
          (d) Transfer or Assignment. (i) Counterparty shall have the right to transfer or assign its rights and obligations hereunder to persons who are broker-dealers, banks, investment advisors, investment banks or other persons in the derivatives industry with respect to all, but not less than all, of the Options hereunder (such

Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:
          (A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations to Dealer pursuant to Section 11(o) or any obligations under Section 11(q) of this Master Confirmation;
          (B) Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);
          (C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;
          (D) Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;
          (E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;
          (F) Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and
          (G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.
          (ii) Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates without the consent of Counterparty, provided that Counterparty shall have recourse to Dealer in the event of the failure by the transferee to perform any of such obligations hereunder. If at any time at which (1) Dealer’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) exceeds 8.0% of Counterparty’s outstanding Shares, (2) the Units Equity Percentage (as defined below) is at or exceeds 14.5%, or (3) the quotient of (x) the number of “control shares” (as such term is used in Section 3-701(d) of the Maryland Control Share Acquisition Act) owned by Dealer divided by (y) the number of Counterparty’s outstanding Shares (the “Control Share Percentage”) exceeds 8.0%, Dealer, in its discretion, is unable to effect a transfer or assignment to a third party after using commercially reasonable efforts on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that (1) Dealer’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) is reduced to 8.0% of Counterparty’s outstanding Shares or less, (2) the Units Equity Percentage is reduced to 14.5% or less or (3) the Control Share Percentage is reduced to 8.0% or less, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that (1) its “beneficial ownership” following such partial termination will be equal to or less than 8.0%, (2) the Units Equity Percentage following such partial termination will be less than 14.5% or (3) the Control Share Percentage following such partial termination will be equal to or less than 8.0%. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 11(b) of this Master Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction.
          (e) Additional Termination Events. (i) For any Transaction, the occurrence of (A) an event of default with respect to Counterparty under the terms of the Convertible Notes for such Transaction that results in an acceleration of such Convertible Notes pursuant to the terms of the Indenture or (B) an Amendment Event shall be an Additional Termination Event with respect to which such Transaction is the sole Affected Transaction and Counterparty shall be the sole Affected Party. In the case of clause (A), either party shall be entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that (1) Counterparty shall not be entitled to designate an Early Termination Date unless it is has represented to Seller that, on the date of its election, it is not in possession of any material non-public information with respect to itself or the Shares and (2) no Early Termination Date designated by Counterparty shall be effective unless it is at least 10 Exchange Business Days following notice from Counterparty or the Trustee (as defined in the Indenture) of the occurrence of such event of default. In the case of clause (B), Seller shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that Seller may designate an Early Termination Date following such Amendment Event only if (1) Seller provides prior written notice to Counterparty proposing that for purposes of the Transactions hereunder “Indenture” shall mean the Indenture as in effect immediately prior to the effectiveness of any such Amendment Event and (2) Counterparty does not agree to such proposal (or does not provide a written response) within three Exchange Business Days following such notice. If a Conversion Date occurs prior to such third Exchange Business Day or prior to the Early Termination Date designated by Seller as a result of such Amendment Event, the “Indenture” shall be deemed to be the Indenture as in effect immediately prior to the effectiveness of any such Amendment Event.
     “Amendment Event” means, for any Transaction, that Counterparty amends, modifies, supplements or waives any term of the Indenture for such Transaction or the Convertible Notes for such Transaction governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes for such Transaction (including changes to the Conversion Rate, conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes for such Transaction to amend, in each case without the prior consent of Seller, such consent not to be unreasonably withheld.
          (ii) Notwithstanding anything to the contrary in this Master Confirmation, for any Transaction, in respect of the Convertible Notes that are converted in compliance with the Make-Whole Provisions of the Indenture, the delivery of a “Conversion Notice” (as defined in the Indenture) to Counterparty relating to such Convertible Notes shall constitute an Additional Termination Event hereunder with respect to the number of Units relating to such number of Convertible Notes in USD 1,000 principal amount set forth in such “Conversion Notice.” Upon receipt of such “Conversion Notice”, Counterparty shall promptly (but in any event no later than the Notice Deadline of such “Conversion Notice”) forward such “Conversion Notice” (along with information with respect to such conversion described above opposite the caption “Notice of Exercise” above) to Dealer and upon receipt thereof, Dealer shall promptly designate an Exchange Business Day as an Early Termination Date (such date to occur on or as closely as practicable, in the Calculation Agent’s commercially reasonable judgment, to the final day of the “Observation Period” for the conversion of the relevant Convertible Notes) with respect to all or a portion of such Transaction, as the case may be, corresponding to such number of Units. As a result of the occurrence of an Additional Termination Event as described in this clause (ii), any payment hereunder shall be calculated by the Calculation Agent pursuant to Section 6 of the Agreement; provided that, for the purposes of such calculation, (A) Counterparty shall be the sole Affected Party with respect to such Additional Termination Event, (B) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; and (C) for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall take into account (i) the time value of this Transaction assuming an Expiration Date occurring on the “Stated Maturity Date” (as defined in the Indenture for such Transaction), without regard to any requirement for the occurrence of a Conversion Date or delivery of a Notice of Exercise as conditions to the exercise of the Units and

(ii) shall not take into account any adjustments to the Unit Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to the Make-Whole Provisions of the Indenture. Notwithstanding the foregoing, (x) in case of a partial termination, an Early Termination Date shall be designated in respect of a Transaction having terms identical to this Transaction and a number of Units equal to the terminated portion, and such Transaction shall be the only Terminated Transaction, and (y) if any amount is payable by Dealer to Counterparty in connection with such Additional Termination Event, payment of such amount shall be satisfied by delivery by Dealer to Counterparty of an amount of cash and/or a number of Shares or Termination Delivery Units, in such percentages as notified to Dealer in writing at the time the relevant “Conversion Notice” is forwarded by Counterparty to Dealer, such that the aggregate value of such cash, Shares and/or Termination Delivery Units, determined by the Calculation Agent in good faith and in a commercially reasonable manner, is equal to the amount payable by Dealer to Counterparty in connection with such Additional Termination Event.
          (f) Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Master Confirmation, together with any Confirmation, is not intended to convey to Dealer rights with respect to any Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; and provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transactions.
          (g) No Collateral. Notwithstanding any provision of this Master Confirmation, any Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Counterparty under the Transactions are not secured by any collateral. Without limiting the generality of the foregoing, if this Master Confirmation, the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Dealer, then the obligations of Counterparty hereunder will not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Counterparty collateralizes obligations to Dealer, and any Transactions hereunder shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.
          (h) Delegation of Share Delivery to Affiliates. Dealer has the right to delegate any or all of its rights and obligations under a Transaction to deliver or accept delivery of Shares to any of its Affiliates; provided that Counterparty shall have recourse to Dealer in the event of failure by the assignee to perform any of such obligations hereunder. Notwithstanding the foregoing, the recourse to Dealer shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by Dealer of its obligations hereunder. Such failure after any applicable grace period shall be deemed to be an Additional Termination Event, such Transaction shall be the only Affected Transaction and Dealer shall be the only Affected Party.
          (i) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.
          (j) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION HEREUNDER OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
          (k) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
          (l) Securities Contract; Swap Agreement. The parties hereto intend for: (i) each Transaction hereunder to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code (Title 11 of the United States Code, as amended) (the “Bankruptcy Code”) and a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code; (ii) the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code; (iii) a party’s right to liquidate, terminate or accelerate any Transaction, offset, net or net out termination values, payment amounts or other transfer obligations, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” within the meaning of Sections 555, 560 and 561 of the Bankruptcy Code; (iv) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction to constitute “margin payments” and “transfers” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the Bankruptcy Code; and (v) all payments or deliveries for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the Bankruptcy Code.
          (m) Extension of Settlement. Dealer may postpone any Potential Exercise Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Units (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or advisable to preserve Dealer hedging activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements or with related internal policies or procedures of Dealer.
          (n) Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to the Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:
     (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of such “Observation Period,” as defined in the Indenture) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and
     (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.
          (o) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Units Equity Percentage as determined on such day is (i) equal to or greater than 8.0% and (ii) greater by 0.5% than the Units Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% than the Units Equity Percentage as of the date hereof). The “Units Equity Percentage” as of any day is the fraction the numerator of which is the aggregate Number of Shares for all Transactions hereunder and the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its Affiliates and their respective officers, directors and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, subject to the reporting and profit disgorgement provisions of Section 16 of the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to any Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph (o), and to reimburse, upon written request, each such Section 16 Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of such Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to such Section 16 Indemnified Person to represent such Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that such Section 16 Indemnified Person fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided, that failure to notify Counterparty (i) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (ii) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this paragraph (o). Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of each Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by any such Section 16 Indemnified Person, unless such settlement includes an unconditional release of each such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to each such Section 16 Indemnified Person. If the indemnification provided for in this paragraph (o) is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (o) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (o) shall remain operative and in full force and effect regardless of the termination of any Transaction.
          (p) Early Unwind. In the event the sale of Convertible Notes for any Transaction hereunder is not consummated with the initial purchasers thereof for any reason by the close of business in New York City on the Early Unwind Date set forth in the Confirmation for such Transaction, such Transaction shall automatically terminate on such Early Unwind Date and (i) such Transaction and all of the respective rights and obligations of Dealer and Counterparty under such Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with such Transaction either prior to or after such Early Unwind Date. The purchase price paid by Counterparty shall be Dealer’s actual cost of such Shares and derivatives as Dealer informs Counterparty and shall be paid in immediately available funds on such Early Unwind Date.

          (q) Registration. Counterparty hereby agrees that if the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction, in Dealer’s good faith and reasonable judgment, cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer and Counterparty, substantially in the form of an underwriting agreement for a registered secondary offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) of this section shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement Underwriting Agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer and Counterparty, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the price displayed under the heading “Bloomberg VWAP” on Bloomberg page PHH.N <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method) on such Exchange Business Days, and in the amounts, requested by Dealer; provided, that, for the avoidance of doubt, Counterparty shall not be required to purchase the Hedge Shares pursuant to this clause (iii) unless it makes the election to do so hereunder.
          (r) Conversion Rate Adjustments. Counterparty shall provide to Dealer written notice (such notice, a “Conversion Rate Adjustment Notice”), concurrently with a public announcement of any transaction or event (a “Conversion Rate Adjustment Event”) (and at least five Scheduled Trading Days (as such term is defined in the Indenture) prior to the date the related adjustment to the Conversion Rate (as such term is defined in the Indenture) would be effective under the Indenture) that is reasonably expected to lead to an increase in the Conversion Rate (as such term is defined in the Indenture), which Conversion Rate Adjustment Notice shall set forth the new, adjusted Conversion Rate after giving effect to such Conversion Rate Adjustment Event (the “New Conversion Rate”). In connection with the delivery of any Conversion Rate Adjustment Notice to Dealer, if prior to public announcement, (x) Counterparty shall, concurrently with or prior to such delivery, publicly announce and disclose the Conversion Rate Adjustment Event or (y) Counterparty shall, concurrently with such delivery, represent and warrant that the information set forth in such Conversion Rate Adjustment Notice does not constitute material non-public information with respect to Counterparty or the Shares.
          (s) Amendments to Equity Definitions. (i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

          (ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.
          (t) Amendment. If the Initial Purchasers (as defined in the Purchase Agreement) exercise their right to purchase additional Convertible Notes as set forth therein (the “Additional Convertible Notes”), then on the closing date for the purchase and sale of the Additional Convertible Notes, (i) the Number of Units will be automatically increased by additional Units (the “Additional Units”) equal to the number of Additional Convertible Notes in denominations of USD 1,000 principal amount purchased pursuant to such exercise by the Initial Purchaser affiliated with Dealer; and (ii) Counterparty shall pay to Dealer, on the closing date for such Additional Convertible Notes, an additional premium in USD equal to the product of the Additional Units and a fraction, the numerator of which is the Premium and the denominator of which is the Number of Units (prior to any such increase).
          (u) Role of Agent. (i) The Agent is registered as a broker-dealer with the U.S. Securities and Exchange Commission and the National Association of Securities Dealers, is acting hereunder for and on behalf of Dealer solely in its capacity as agent for Dealer pursuant to instructions from Dealer, and is not and will not be acting as the Counterparty’s agent, broker, advisor or fiduciary in any respect under or in connection with this Transaction.
          (ii) In addition to acting as Dealer’s agent in executing this Transaction, the Agent is authorized from time to time to give written payment and/or delivery instructions to the Counterparty directing it to make its payments and/or deliveries under this Transaction to an account of the Agent for remittance to Dealer (or its designee), and for that purpose any such payment or delivery by the Counterparty to the Agent shall be treated as a payment or delivery to Dealer.
          (iii) Except as otherwise provided herein, any and all notices, demands, or communications of any kind transmitted in writing by either Dealer or the Counterparty under or in connection with this Transaction will be transmitted exclusively by such party to the other party through the Agent at the following address:
Wachovia Capital Markets, LLC
201 South College Street, 6th Floor
Charlotte, NC 28288-0601
Facsimile No.: (704) 383-8425
Telephone No.: (704) 715-8086
Attention: Equity Derivatives
          (iv) The Agent shall have no responsibility or liability to Dealer or the Counterparty for or arising from (i) any failure by either Dealer or the Counterparty to perform any of their respective obligations under or in connection with this Transaction, (ii) the collection or enforcement of any such obligations, or (iii) the exercise of any of the rights and remedies of either Dealer or the Counterparty under or in connection with this Transaction. Each of Dealer and the Counterparty agrees to proceed solely against the other to collect or enforce any such obligations, and the Agent shall have no liability in respect of this Transaction except for its gross negligence or willful misconduct in performing its duties as the agent of Dealer.
          (v) Upon written request, the Agent will furnish to Dealer and the Counterparty the date and time of the execution of this Transaction and a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with this Transaction.
          12. Addresses for Notice:

If to Dealer:	Wachovia Bank, National Association
375 Park Avenue

New York, NY 10152
Attention: Head of Documentation,
Telephone No.: 212-214-6100
Facsimile No.: 212-214-5913

If to Counterparty:	PHH Corporation
3000 Leadenhall Road,
Mt. Laurel New Jersey 08054
Fax: (856) 917-4278
Attention: Treasurer

with a copy to:	Wm. David Chalk, Esq.,
DLA Piper US LLP
6225 Smith Avenue
Baltimore, Maryland 21209-3600,
Fax: (410) 580-3120
          13. Accounts for Payment:

To Dealer:	ABA: 053-000-219
Wachovia Bank, National Association
Charlotte, NC
A/C: 04659360009768
Attn: Equity Derivatives

To Counterparty:	JP Morgan Chase
ABA 021 000 021
PHH Corporation
Account number 323018688
          14. Delivery Instructions:
          Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Counterparty:	Counterparty to advise.

Yours sincerely,

WACHOVIA CAPITAL MARKETS, LLC, acting solely in its capacity as Agent of Wachovia Bank, National Association		WACHOVIA BANK, NATIONAL ASSOCIATION By: Wachovia Capital Markets, LLC, acting solely in its capacity as its Agent

By:	/s/ Mary Lou Guttmann	By:	/s/ Mary Lou Guttmann

	Name: Mary Lou Guttman Title: Senior Vice President		Name: Mary Lou Guttman Title: Senior Vice President

Confirmed as of the date first above written:

PHH CORPORATION

By:	/s/ Mark E. Johnson

Name: Mark E. Johnson Title: Vice President & Treasurer

EXHIBIT A
CONFIRMATION

Date:	March 27, 2008

To:	PHH Corporation (“Counterparty”)

Facsimile:	(856) 917-4278

Attention:	Treasurer

From:	Wachovia Bank, National Association (“Dealer”)

Facsimile:	212-214-5913
Transaction Reference Number:
          The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below between you and us. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Convertible Bond Hedging Transactions between Wachovia Bank, National Association, acting through the agency of Wachovia Capital Markets, LLC (the “Agent”), and PHH Corporation dated as of March 27, 2008 (as amended from time to time, the “Master Confirmation”).
          1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.
          2. The particular Transaction to which this Confirmation relates is entered into as part of an integrated hedging transaction of the Convertible Notes pursuant to the provisions of Treasury Regulation Section 1.1275-6.
          3. The particular Transaction to which this Confirmation relates shall have the following terms:

Trade Date:	March 27, 2008

Effective Date:	The closing date for the initial issuance of the Convertible Notes

Premium:	USD 18,117,195.32

Premium Payment Date:	The Effective Date

Convertible Notes:	4.0% Convertible Senior Notes due 2012, offered pursuant to an Offering Memorandum to be dated as of March 27, 2008 and issued pursuant to the Indenture.

Number of Units:	The number of Convertible Notes in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Notes.

A-1

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Unit Entitlement.

Applicable Percentage:	40%

Number of Shares:	The product of the Number of Units, the Unit Entitlement and the Applicable Percentage.

Expiration Date:	April 15, 2012

Unit Entitlement:	As of any date, a number of Shares per Unit equal to the Conversion Rate (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to the Excluded Provisions of the Indenture).

Indenture:	Indenture to be dated as of April 2, 2008 by and between Counterparty and The Bank of New York, as trustee, pursuant to which the Convertible Notes are to be issued. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties.

Net Share Provision:	Section 5.04(a)(ii) and Section 5.04(b) (without duplication) of the Indenture

Excluded Provisions:	Sections 5.06(g), 5.02 and 5.17 of the Indenture

Dilution Provisions:	Sections 5.06(a), (b), (c), (d), (e) and (i) of the Indenture

Merger Provision:	Section 5.12 of the Indenture

Tender Offer Provision:	Section 5.12 of the Indenture

Make-Whole Provisions:	Section 5.02(a) of the Indenture

Early Unwind Date:	April 2, 2008, or such later date as agreed by the parties hereto.

A-2

          3. Counterparty hereby agrees (a) to check this Confirmation promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing any other information requested herein or in the Master Confirmation and immediately returning an executed copy by facsimile at 212-214-5913 (Attention: Equity Division Documentation Unit, by telephone contact 212-214-6100).
Yours sincerely,

WACHOVIA CAPITAL MARKETS, LLC, acting solely in its capacity as Agent of Wachovia Bank, National Association	WACHOVIA BANK, NATIONAL ASSOCIATION By: Wachovia Capital Markets, LLC, acting solely in its capacity as its Agent

By:	By:

Name:		Name:
Title:		Title:

Confirmed as of the date first above written:

PHH CORPORATION

By:

Name:
Title: